Exhibit 99.2

FOR IMMEDIATE RELEASE

September 17, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

Beth Ardoin, Executive Vice President, Director of Communications (337) 521-4701

IBERIABANK Corporation Announces Chief Operating Officer

LAFAYETTE, LOUISIANA – IBERIABANK Corporation (NASDAQ: IBKC), holding company of 122-year old IBERIABANK (www.iberiabank.com) and IBERIABANK fsb (www.iberiabankfsb.com), is pleased to announced the naming of Michael J. Brown as Vice Chairman and Chief Operating Officer of the Company and each of its financial institution subsidiaries.

Brown joined IBERIABANK in 1999 and was most recently responsible for managing the Banks’ markets, which include Louisiana, Arkansas, Alabama, Texas, Tennessee and Florida. In his new role, he will continue to oversee the Banks’ markets, which encompass retail/consumer and commercial businesses. Additional areas of oversight include the national credit card business, Consumer Underwriting, the Call Center, Retail Sales, Retail Operations and Facility Management. In addition, he will continue to have responsibility for the Title business.

“Modifying the organizational structure of our senior management team will allow us to maximize our talent and opportunities,” said Daryl G. Byrd, President and Chief Executive Officer. “We are fortunate to have an extraordinarily gifted team that can serve many roles to meet the varying needs of our franchise. New appointments strengthen the expertise and enhance the leadership abilities of each team member to give us the depth necessary to operate our growing business. Michael has been an outstanding leader in our company for the past 10 years and has played an instrumental role in aiding the development of our markets and building the solid sales and credit culture we have today. I am confident that he and his team will continue to drive results and add tremendous value.”

Brown started his career with Wachovia Bank. He later joined First Commerce Corporation in New Orleans, where he served as Manager of the Credit and Client Services Division. At Bank One (formerly First Commerce Corporation), Brown served as Chief Credit Officer and Capital Markets Specialist before joining IBERIABANK.

IBERIABANK Corporation is a multi-bank financial holding company headquartered in Lafayette, Louisiana. The Company has 162 combined offices, including 101 bank branch offices in Louisiana, Arkansas, Tennessee, Alabama, Texas, and Florida, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 35 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization of approximately $1 billion, based on the closing stock price on September 16, 2009.

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